Exhibit 4.9

ALLONGE #7 TO CONVERTIBLE PROMISSORY NOTE

This Allonge #7 (the “Allonge”), dated as of August 18, 2015, between Onstream Media Corporation (the “Company”) and Rockridge Capital Holdings, LLC (the “Investor”).

WHEREAS, the Company executed in favor of the Investor that certain Convertible Promissory Note, dated April 14, 2009, in the original principal amount of One Million Dollars ($1,000,000) and amended by (i) an Allonge dated September 11, 2009 which among other things increased the Principal Amount under the Note to Two Million Dollars ($2,000,000) and (ii) Allonges dated December 11, 2012, February 28, 2014, September 20, 2014, December 31, 2014 and April 30, 2015, which among other things modified the repayment schedule, a copy of which original Promissory Note and the prior Allonges is attached as Annex I hereto and incorporated herein by this reference (the “Note”); and

WHEREAS, in order to amend the payment schedule under the Note, the parties have agreed to execute this Allonge.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the undersigned agree as follows (all terms used herein shall have the meanings given in the Note unless expressly defined herein):

1)      Effective as of the date hereof, the Investor hereby agrees to extend the payment dates due under the Note as follows:

a.    The remaining principal balance outstanding under the Note as of the date of this Allonge #7 is $400,000 after consideration of all payments made to date and such remaining principal balance outstanding under the Note is due and payable on April 15, 2016. The Company will pay the outstanding principal under the Note upon the closing of a sale of any of its business units or subsidiaries, provided, that, payment of the outstanding principal under the Note shall be made no later than ten days after the Company’s receipt of the proceeds of such sale in excess of $5 million in aggregate. The Company shall deliver to Investor written notice of the closing of any such sale of the Company’s business units or subsidiaries no less than ten (10) business days prior to the closing thereof.

b.   Interest will be payable at 12% per annum with remaining scheduled monthly payments of $4,000 per month due on the last day of each month for which the interest has accrued, such payments to be due through March 31, 2016 and a final interest payment of $2,000 due and payable on April 15, 2016. Interest payments will be appropriately adjusted, on a pro-rata daily basis, in the event of an early repayment of the note.

2)      In consideration of the above payment schedule, which represents a modification of the previous repayment schedule and most notably an extension of the previous balloon payment that would otherwise be due on October 15, 2015, the Company hereby agrees to increase the origination fee due hereunder by fifty thousand (50,000) common shares, for a cumulative origination fee of seven hundred forty-six thousand six hundred sixty seven (746,667) restricted common shares of the Company, none of which shares have yet been issued and are in lieu of any other origination fees hereunder. The number of shares in this paragraph has been calculated after giving effect to the 1 for 6 reverse split effected by the Company on April 5, 2010.

3)      The Investor hereby consents to modifications being made, at or about the same time as this Allonge #7 is being executed, to certain notes (later combined into one note and referred to herein as the “Sigma Note”) that were the subject of that certain Intercreditor Agreement dated February 28, 2014 between the Investor and Sigma Opportunity Fund II, LLC (“Sigma”), a copy of which Sigma Note (as amended or proposed to be amended) is attached hereto as Annex II. Such modifications include (i) an increase in the outstanding principal amount to $1,583,000, with interest payable monthly on the outstanding balance at 21% per annum through the principal due date, (ii) the extension of the principal due date to April 15, 2016, provided there is no default on the Sigma Note as of October 15, 2015 (the current principal due date), (iii) the provision that Sigma may repay the Note at any time after the Company’s default on the Note or the Sigma Note and (iv) additional consideration paid by the Company to Sigma in consideration of such modifications.

4)      Except as expressly modified herein, the Note remains unmodified and in full force and effect. In the event the terms of the Note should conflict with this Allonge, the terms of this Allonge shall control.  In no event shall this Allonge constitute a novation or discharge of the Note or the indebtedness evidenced thereby.  This Allonge constitutes the entire agreement between the Company and the Investor concerning modification of the Note and may not be altered or amended except by written agreement signed by the Company and the Investor.

5)      This Allonge may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Delivery of an executed signature page to this Allonge by facsimile or electronic mail shall constitute conclusive evidence of execution and delivery of this Allonge by the signatory thereto.  One or more counterparts of this Allonge have been attached to the Note and such counterparts shall constitute an allonge to the Note such that the Note and this Allonge shall constitute a single instrument.

(Remainder of page intentionally left blank; signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Allonge as of the date and year first above written.

COMPANY:

ONSTREAM MEDIA CORPORATION

By:  /s/ Randy S. Selman

Name:  Randy S. Selman

Title:  President and Chief Executive Officer

INVESTOR:

ROCKRIDGE CAPITAL HOLDINGS, LLC

By:  /s/ David Friedman

Name:  David Friedman

Title:    Managing Director

(Signature page to Allonge #7 to Convertible Promissory Note)